UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 17, 2005

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819	20-1563395
(Commission File Number)	(I.R.S. Employer Identification No.)

One City Centre 1021 Main Street, Suite 2650 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

808 Travis, Suite 850

Houston, Texas 77002

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 17, 2005, John D. Schiller announced his resignation as our Interim President and Chief Executive Officer effective November 15, 2005.  Mr. Schiller will continue to serve as a member of our Board of Directors.  On October 17, 2005, our Board of Directors appointed J. Chris Boswell, our Chief Financial Officer, to serve as our Interim President and Chief Executive Officer, effective November 15, 2005, until such time when a full-time President and Chief Executive Officer is appointed.

Mr. Boswell, age 44, has over 20 years experience in financial management focused in the energy industry and began his career at Arthur Andersen & Co.  Later he served in management positions with Price Waterhouse, LLP in Houston, Texas.  Mr. Boswell was a founding partner of our company and has served as a Director and as Chief Financial Officer of the company since August 2003.  Prior to that, he served as Senior Vice President and Chief Financial Officer of Petroleum Geo-Services (NYSE: PGS).  During Mr. Boswell’s tenure at PGS, it grew from a small enterprise in 1994 to a large integrated oil service company with over $1 billion in revenue.  While at PGS, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using PGS’ seismic data library as seed capital. This company became Spinnaker Exploration Company (NYSE: SKE) and was recently sold for $2.5 billion.  Mr. Boswell is a 1984 graduate of the University of Texas at Austin.

Mr. Boswell has not entered in to an additional employment agreement in connection with this appointment.  A copy of his employment agreement has been filed as Exhibit 10.8 to our periodic report on Form 8-K filed on January 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	October 19, 2005	By:	/s/ J. CHRIS BOSWELL
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer